Exhibit 10.17
ASSET PURCHASE AGREEMENT
          This Asset Purchase Agreement, dated as of December 16, 2004 (this “Agreement”), is made by and among SurveySite Inc., an Ontario corporation (the “Seller”); 954253 Ontario Inc. (“Jeff Holdco”) an Ontario corporation, Rice and Associates Advertising Consultants Inc. (“Marshall Holdco”), an Ontario corporation (each, a “Shareholder” and collectively, the “Shareholders”); Jeffrey Hohner (“Hohner”), and Marshall Rice (“Rice” and Hohner and Rice collectively with the Shareholders, the “Seller Parties”); and comScore Networks, Inc., a Delaware corporation (the “Parent”) and its wholly-owned subsidiary comScore Canada, Inc., an Ontario corporation (the “Purchaser”).
Recitals
     A. The Shareholders are the sole shareholders of Seller and Hohner and Rice are each the sole shareholder of Jeff Holdco and Marshall Holdco, respectively.
     B. The parties wish to provide for the sale of substantially all of the assets of Seller to Purchaser on the terms set forth in this Agreement.
Agreement
     For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:
ARTICLE I
SALE OF ASSETS
     1.1 Sale of Assets. At the Closing (as defined below) Seller shall cause to be sold, assigned, transferred, conveyed and delivered to Purchaser, good and valid title to the Assets (as defined below), free of any Encumbrances (as defined in Section 2.10(a) below), on the terms and subject to the conditions set forth in this Agreement. For purposes of this Agreement, “Assets” shall mean and include: all of the properties, rights, interests and other tangible and intangible assets of Seller used in, or relating to the operation of, the quantitative and qualitative online market research business of Seller (the “Business”); provided, however, that the Assets shall not include any Excluded Assets (as defined in Section 1.2 below). Without limiting the generality of the foregoing, the Assets shall include:
          (a) All Accounts Receivable (as defined in Section 2.17(a)) that are less than 65 days outstanding, notes receivable and other receivables of Seller, all work in progress and cash;
          (b) all equipment, materials, prototypes, tools, supplies, furniture, fixtures, leaseholds improvements and other tangible assets of Seller used in carrying on the Business as a going concern (including, without limitation, the tangible assets identified in Section 2.10 of the Seller Disclosure Schedule);
          (c) all advertising and promotional materials owned or possessed by Seller;

          (d) all Proprietary Assets (as defined in Section 2.11) and goodwill of Seller (including, the name “SurveySite Inc.” and variations thereof, the surveysite.com website; Canadian trademark applications # 1,234,788 for “SiteRecruit” and #1,234,787 for “SurveySite” and U.S. registered trademarks #2,141,886 for “SurveySite” and #2,582,888 for “FocusSite — the 5 Day Focus Group”; and the Proprietary Assets identified in Section 2.11 of the Seller Disclosure Schedule) and the right to carry on the Business in succession to Seller;
          (e) any real property (including buildings, improvements and structures located thereon) or interests in real property (including leasehold interests, right of way and easements) owned, leased or licensed by Seller in connection with the Business, including the real property identified on Section 2.10(b) of the Seller Disclosure Schedule;
          (f) all rights of Seller under the Contracts (as defined in Section 2.12) (including, the Contracts identified in Section 2.12 of the Seller Disclosure Schedule);
          (g) all claims relating to the Business (including, claims for past infringement of Proprietary Assets) and causes of action of Seller against other Persons (as defined in Section 2.21 (a)(vi)) relating to the Business (regardless of whether or not such claims and causes of action have been asserted by Seller), and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery possessed by Seller relating to the Business (regardless of whether such rights are currently exercisable); and
          (h) all books, records, files and data of Seller relating to the Business, including the Personal Information (as defined in Section 2.24(b) below).
          Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be construed as an attempt to sell, transfer, convey, assign or deliver any Contract that is by its terms or at law non-assignable without the consent of the other party thereto and as to which such consent shall not have been given as of the Closing, provided, however, that upon the receipt by Purchaser of any such consent, the contract or agreement as to which any such consent relates, shall, without any further action by Seller or Purchaser, be deemed to have been assigned by Seller to Purchaser hereunder as of the date of receipt of such consent. Purchaser shall promptly provide written notice to Seller of receipt of any such consent.
     1.2 Excluded Assets. Seller is not selling, assigning, transferring or conveying to Purchaser the following assets, rights and properties (collectively, the “Excluded Assets”):
          (a) all cash and cash equivalents, marketable securities and investments, if any, of Seller to the extent these assets would exceed the Target Net Working Capital (as defined in Section 1.4);
          (b) all insurance policies and the right to receive insurance recoveries under such policies;
          (c) all financial and taxation records of Seller;

          (d) all extra-provincial, sales, excise or other licenses or registrations, to the extent not assignable or transferable, issued to or held by Seller, whether in respect of the Business or otherwise;
          (e) refunds in respect of reassessments for Taxes (as defined in Section 2.8(a)) pertaining to the Business or Assets paid prior to Closing to the extent these assets would exceed the Target Net Working Capital;
          (f) refundable Taxes;
          (g) amounts owing from any director, officer, former director or officer, shareholder, employee or any Affiliate (as such term is defined in the Business Corporations Act (Ontario)) to the Seller;
          (h) Accounts Receivable which are more than sixty five (65) days outstanding;
          (i) Any Personal Information (as defined in Section 2.24(b)) of a member of the Panel (as defined in Section 2.24(a)) who is under the age of thirteen; and
          (j) Contracts relating to any of the foregoing.
     1.3 Purchase Price.
          (a) Except for the Contingent Consideration (as defined in Section 1.5 below) and subject to the terms and conditions of this Agreement, the consideration payable for the Assets (the “Consideration”) shall be paid by Purchaser to the Seller (or such other party as the Seller may direct) on the Closing Date, and shall be comprised of:
                    (i) an aggregate of 678,172 shares of Common Stock of Parent (“Parent Common Stock”) which Seller hereby directs Parent to issue to Jeff Holdco and Marshall Holdco in the allocation that Seller shall provide Parent on or before the Closing Date;
                    (ii) $2,100,000 Canadian Dollars (“CAD”) (the “Cash Consideration”) subject to the adjustment provisions set forth in Section 1.4 and subject to Section 5.10 regarding satisfaction of the Bank Loan (as defined in Section 1.3(b)(i)(3)), by delivery of a bank draft or certified cheque made payable to the Seller or evidence of a wire transfer to an account of the Seller or as directed by the Seller;
                    (iii) the Contingent Consideration payable as set forth in Section 1. 5 below; and
                    (iv) the assumption by Purchaser of the Assumed Liabilities (as defined in Section (1.3)).
          (b) For purposes of this Agreement “Assumed Liabilities” shall mean only the obligations of Seller under (i) the Contracts but only to the extent such obligations (A) arise after the Closing Date, (B) do not arise from or relate to any breach, default or violation by Seller of any provision of any of such Contracts at or prior to the Closing Date, (C) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing Date that, with notice or lapse of time, would constitute or result in a breach, default or violation of any of such Contracts, and (D) are ascertainable solely by reference to the express terms of such Contracts or as set forth in Section 2.12 of the Seller Disclosure Schedule; and (ii) Current Liabilities (as defined in Section 1.4) as reflected on the Updated Current Balance Sheet (as defined in Section 5.13 (a)) and confirmed by the Final Working Capital Statement (as defined in Section 1.4 (c)); provided, however, that notwithstanding the foregoing, and notwithstanding anything to the contrary contained in this Agreement, the “Assumed Liabilities” shall not include, and Purchaser shall not be required to assume or to perform or discharge any other Liabilities (as defined in Section 2.7 below) that is not specifically referred to above in this Section 1.3(b) (“Excluded Liabilities”) including the following:
                    (i) Except to the extent the following Liabilities are Current Liabilities as reflected on the Updated Current Balance Sheet and confirmed by the Final Working Capital Statement:
                         (1) any Liabilities of Seller for Taxes (as defined in Section 2.8 below), except as set forth in Section 5.6;
                         (2) subject to Section 5.4, any Liabilities of Seller, payable up to and including the Closing Date, for or with respect to any employees of the Seller, including, without limitation, any Liabilities pursuant to any compensation, collective bargaining, pension, retirement, severance, termination, or other benefit plan, agreement, or arrangement payable or any Liabilities for severance or other arrangement payable to any employee of Seller who elects not to accept Purchaser’s offer of employment;
                         (3) any Liabilities of Seller with respect to any notes payable and other indebtedness of Seller, including (i) the note payable to Hohner disclosed on the Seller Financials (as defined in Section 2.6); and (ii) the loan agreement dated August 13, 2004 between the Seller and Toronto-Dominion Bank (the “Bank Loan”); and
                    (ii) any Liabilities of Seller under any Environmental Law (as defined in Section 2.19 below);
          (c) Any Liabilities of Seller to any member of one of Seller’s survey panels incurred prior to the Closing Date or arising as a result of the actions, inactions or requests of Seller prior to the Closing Date, including Liabilities for the payment of money or other incentives to such panel members or violations of Law (as defined in Section 2.14) including all Laws relating, in full or in part, to the protection of personally identifiable information;
     1.4 Adjustment Amount.
          (a) The parties agree that the Cash Consideration was determined as if the net working capital of Seller was $750,000 at the close of business on the Closing Date (the “Target Net Working Capital”). The parties agree that the estimate of net working capital at the close of business shall be the number reflected on the draft estimate net working capital statement delivered by Seller at Closing pursuant to Section 5.13(a)) below (the “Estimated Net Working Capital”). If the Target Net Working Capital exceeds the Estimated Net Working Capital, then the Cash Consideration to be paid at Closing by Purchaser to Seller shall be reduced by the amount equal to the difference between the Target Net Working Capital and the Estimated Net Working Capital.
     (b) The parties agree to make a subsequent adjustment to the consideration upon the Adjustment Date (as defined in Section 1.4(c) below) to reflect the actual net working capital of Seller on the Closing Date (the “Actual Net Working Capital”), as shown on the Final Working Capital Statement (as defined in Section 1.4(c) below), as follows:
                    (i) If the Cash Consideration was adjusted pursuant to Section 1.4(a) above at Closing and (A) the Actual Net Working Capital exceeds the Estimated Net Working Capital, then Purchaser shall pay to Seller within five business days of the Adjustment Date (as defined in Section 1.4(c)), the difference between the Actual Net Working Capital and the Estimated Net Working Capital; or (B) if the Estimated Net Working Capital exceeds the Actual Net Working Capital, then Seller shall pay to Purchaser within five business days of the Adjustment Date the difference between the Estimated Net Working Capital and the Actual Net Working Capital; and
                    (ii) If the Cash Consideration was not adjusted pursuant to Section 1.4(a) above at Closing because the Estimated Net Working Capital was equal to the Target Net Working Capital, and (A) the Actual Net Working Capital exceeds the Target Net Working Capital, then Purchaser shall pay to Seller within five business days of the Adjustment Date, the difference between the Actual Net Working Capital and the Target Net Working Capital; or (B) if the Target Net Working Capital exceeds the Actual Net Working Capital, then Seller shall pay to Purchaser within five business days of the Adjustment Date the difference between the Target Net Working Capital and the Actual Net Working Capital.
                    (iii) For purposes of this Agreement, “Actual Net Working Capital” shall mean the Current Assets of the-Seller on the Closing Date minus all Current Liabilities of the Seller on the Closing Date, calculated in accordance with GAAP (as defined in Section 2.6 below), applied on a consistent basis with the Seller Financials (as defined in Section 2.6 below). The term “Current Assets” means the total current assets of Seller, including cash and cash equivalents, Accounts Receivable, work in progress (including the work in progress set out in Section 2.17(c) of the Seller Disclosure Schedule) inventories and prepaid expenses and deposits calculated in accordance with GAAP, applied on a consistent basis with the Seller Financials; provided that the Actual Net Working Capital calculation shall not include any Account Receivables which are more than 65 days overdue; and the term “Current Liabilities” means the total current liabilities of Seller, including accounts payable and other accrued expenses and deferred revenue of Seller (including deferred revenue set out in Section 2.17(c) of the Seller Disclosure Schedule), in each case calculated in accordance with GAAP, applied on a consistent basis with the Seller Financials. If Purchaser or Parent pays any Current Liability listed on the Updated Current Balance Sheet (as defined in Section 5.13(a) below) during the Review Period (as defined below), such Current Liability shall be deemed to be included on the Final Working Capital Statement.
          (c) During the 65 day period after the Closing Date (the “Review Period”), Parent will prepare and submit to Seller a draft of the Actual Net Working Capital, such amount to be based on the Updated Current Balance Sheet, and setting forth all assets and liabilities of Seller which are required to be reflected thereon in accordance with GAAP applied on a basis consistent with the Seller Financials (the “Draft Working Capital Statement”). Parent shall furnish Seller with all information and explanations which it may reasonably request for the purpose of reviewing Parent’s preparation of the Draft Working Capital Statement until the Draft Working Capital Statement is finalized in accordance with this Section 1.4(c), including access to all current working files, tax files, permanent files, and other documents relating to the calculation of the Draft Working Capital Statement. The Draft Working Capital Statement shall become final and binding on the parties (the “Final Working Capital Statement” and such date referred to herein as the “Adjustment Date”) upon the earliest of (i) the expiration of the 15 calendar day period immediately following delivery of the Draft Working Capital Statement within which Seller may notify Parent of any objections thereto if no notice of objection has been given, (ii) agreement between Seller and Parent that the Draft Working Capital Statement, together with any modifications thereto agreed between Seller and Parent in writing, constitutes the Final Working Capital Statement and (iii) the date of a binding arbitration order pursuant to Section 7.9 below with respect to the Final Working Capital Statement; provided that neither party may initiate arbitration until such party provides the other party with thirty (30) days prior notice and within that notice period the parties make a good faith effort to resolve the dispute amongst themselves.
          (d) Purchaser shall assume the Liability for Current Liabilities as reflected on the Updated Current Balance Sheet, as confirmed by the calculation of Actual Net Working Capital.
     1.5 Contingent Consideration.
          (a) On the one year anniversary following the Closing Date (the “Anniversary Date”), $100,000 CAD shall be payable to Seller if the gross revenues derived from the Business during the one year period following the Closing Date, calculated in accordance with GAAP on a basis consistent with the Seller Financials, equal or exceed $5,000,000 CAD (the “Year One Criteria”).
          (b) On the one year anniversary following the Anniversary Date, $50,000 CAD shall be payable to Seller if the gross revenues derived from the Business during the one year period following the Anniversary Date, calculated in accordance with GAAP on a basis consistent with the Seller Financials, equal or exceed $6,000,000 CAD (the “Year Two Criteria” and, collectively with the Year One Criteria, the “Performance Criteria”).
          (c) The Performance Criteria shall be subject to review and, if mutually agreed, adjusted as set forth in writing by Purchaser and Seller twelve (12) months following the Closing Date.
     1.6 Stock Options for Designated Employees and Other Seller Employees. Subject to compliance with applicable Laws, within thirty (30) days of Closing, Parent will grant options to purchase up to 400,000 shares of Parent Common Stock (the “Option Shares”) to the Designated Employees, other employees and independent contractors (who are natural persons) of Seller to the extent each such employee accepts Purchaser’s offer of employment or each such independent contractor enters into a contracting agreement with Purchaser, in the amounts set forth on Exhibit A hereto, subject to the terms and conditions of Parent’s stock option plan attached hereto as Exhibit B (the “Stock Option Plan”) and related stock option agreement (a form of which has been previously provided to Seller by Parent) and at an exercise price equal to the fair market value of such stock on the date of grant, as determined in good faith by Parent’s Board of Directors, in its sole discretion. The shares governed by such options shall vest in equal monthly installments over four (4) years, beginning one month after the optionee’s employment start date (e.g., l/48th of the option shares shall vest two months after the optionee’s employment start), provided that the optionee is still employed by Purchaser on such vesting dates.
     1.7 Allocation. The Consideration set forth in Section 1.3(a) shall be allocated among the Assets as set forth in Exhibit C. Neither Purchaser, Seller nor any Selling Party shall file any Tax Return (as defined in Section 2.8(a)(ii) below) or other document with, or make any statement or declaration to, any Governmental Entity (as defined in Section 2.5 below) that is inconsistent with such allocation.
     1.8 Closing.
          (a) The closing of the sale of the Assets to Purchaser (the “Closing”) will take place at the offices of Goodmans LLP, Suite 2400, 250 Yonge Street, Toronto, on December 31, 2004, unless Seller and Purchaser agree otherwise (the “Closing Date”).
          (b) Subject to the terms and conditions hereof, at the Closing:
                    (i) Seller will execute and deliver to Purchaser such bills of sale, endorsements, assignments, consents, approvals, waivers and other documents as may (in the reasonable judgment of Purchaser or its counsel) be necessary or appropriate to assign, convey, transfer and deliver to Purchaser good and valid title to the Assets free of any Encumbrances subject to Sections 5.10 and 5.11;
                    (ii) Purchaser will deliver an assumption agreement to evidence assumption of Assumed Liabilities;
                    (iii) Purchaser and Parent will have received evidence that, in respect of the purchase and sale of the Assets under this Agreement, Seller has complied with the requirements of (A) the Bulk Sales Act (Ontario) and any other applicable provincial or territorial bulk sales legislation and (B) Section 6 of the Retail Sales Tax Act (Ontario) and any equivalent or corresponding provision under any other applicable provincial or territorial tax legislation. Seller shall provide Purchaser and Parent with an accurate and complete listing of all trade creditors, amounts owed as of the Closing Date, and payment remittal information (the “Bulk Transfer Creditor Listing”). To effect such compliance with the Bulk Sales Act (Ontario), Purchaser shall not require Seller to direct out of the Cash Consideration payment for claims of unsecured creditors to the extent such claims are Assumed Liabilities;
                    (iv) Seller will deliver to Purchaser the Seller Authorizations set forth in Section 2.15 of the Seller Disclosure Schedule;

                     (v) Parent will have made an offer of employment to each Employee (as defined in Section 2.21 (a)) in accordance with Section 5.4;
                     (vi) Seller and the Seller Parties will have executed and delivered a noncompetition agreement substantially in the form attached hereto as Exhibit D (the “Noncompetition Agreement”).
                     (vii) Hohner and Purchaser will have executed and delivered the employment agreement, in substantially the form attached hereto as Exhibit E (the “Hohner Employment Agreement”);
                     (viii) Parent and each Shareholder will have executed and delivered the restricted stock agreement (which includes a put right), in substantially the form attached hereto as Exhibit F (the “Restricted Stock Agreement”);
                     (ix) Seller will have released any Employees to be employed by Purchaser from and after the Closing from any confidentiality and noncompetition agreements with Seller except to the extent that these have been assigned to Purchaser, and only to the extent that such Employee is employed by Purchaser;
                    (x) Each of the employees and independent contractors of Seller listed on Exhibit G hereto (the “Designated Employees”), shall have been offered employment or consulting arrangements with Purchaser, and each of the Key Members (as identified in Exhibit G) and a majority of the Management Team (as identified in Exhibit G) will have entered into employment or consulting arrangements with Purchaser, shall have agreed to be employees of, or consultants to Purchaser and shall be employees or independent contractors of Seller immediately prior to the Closing Date;
                    (xi) Each Designated Employee will have entered into Purchaser’s standard nondisclosure and assignment of invention, and non-competition agreement, in substantially the form attached hereto as Exhibit H;
                    (xii) Seller will deliver to Parent and Purchaser a satisfactory Certificate of Status from the Ministry of Consumer and Business Services, dated not more than five business days prior to the Closing Date;
                    (xiii) Seller will deliver to Parent and Purchaser a certificate of the Secretary of Seller, in the form attached hereto as Exhibit 1.1, certifying as to certain corporate matters, together with all attachments thereto, including a certified copy of a special resolution of the Shareholders authorizing the execution, delivery and completion of this Agreement;
                     (xiv) Jeff Holdco and Marshall Holdco will each deliver to Parent and Purchaser a certificate of the Secretary of each such entity, in the forms attached hereto as Exhibit 1.2, Exhibit 1.3, certifying as to certain corporate matters, together with all attachments thereto.

                    (xv) Seller will have delivered to Purchaser and Parent 2004 financial statements and financial statements for year to date as of December 13, 2004 and written certification by the President of Seller reflecting that earnings before interest, tax depreciation and amortization, calculated in the same way, using the same accounting principles, practices, methodologies and policies, as used by Seller in preparing the Seller Financials, was a minimum of ($311,719) CAD and $504,701 CAD, respectively, with adjustments as mutually agreed to by Seller and Parent;
                    (xvi) Subject to Section 5.12, Seller will obtain the consent of the other party to Contracts listed in Section 2.12 to the Seller Disclosure Schedule that require such consent to assign such Contracts to Purchaser including the master services agreement with Microsoft;
                    (xvii) Seller will deliver to Purchaser and Parent the consent of the landlord to the assignment of the lease listed in Section 2.10(b) of the Seller Disclosure Schedule to Purchaser and an estoppel certificate or other confirmation that the lease is in good standing;
                    (xviii) Seller will deliver to Purchaser and Parent a release and discharge of any Encumbrance affecting or related to the Assets, including the Dell Computers security interest provided that the release of the security interest held by Toronto-Dominion Bank shall be governed by Section 5.10 below;
                    (xix) Seller and the Selling Parties will deliver to Parent and Purchaser the Seller Closing Certificate (as defined in Section 1.9(a) below).
                    (xx) Parent will have delivered to Seller financial statements for the calendar year 2003 and for the period January 1, 2004 through October 31, 2004;
                    (xxi) Parent and Purchaser will deliver to Seller (A) a copy of the certificate of incorporation including all amendments thereto, for Purchaser; and (B) a Certificate of Status from the Ministry of Consumer and Business Services, dated not more than five business days prior to the Closing Date;
                    (xxii) Parent and Purchaser will deliver to Seller (A) a copy of the certificate of incorporation including all amendments thereto, for Parent, certified by the Secretary of State of the State of Delaware; and (B) a certificate, dated not more than five business days prior to the Closing Date, from the Secretary of State of the State of Delaware to the effect that Parent is in good standing in such jurisdiction;
                    (xxiii) Parent and Purchaser will deliver to Seller Certification of the Secretaries of the Parent and Purchaser, in the forms attached hereto as Exhibit J and Exhibit K respectively, certifying as to certain corporate matters, together with all attachments thereto including a certified copy of a directors’ resolution of each of the Parent and Purchaser authorizing the execution, delivery and completion of this Agreement and the issuance of the Parent Common Stock to the Seller;
                     (xxiv) Purchaser and Parent will deliver to Seller and the Seller Parties the Parent Closing Certificate (as defined in Section 1.10(a) below);

                    (xxv) Subject to Section 5. 14, Parent will issue a stock certificate in accordance with Section 1.3(a)(i) above to Seller;
                    (xxvi) Purchaser will pay off the Bank Loan from the Cash Consideration in accordance with Section 5.10 and will pay the remaining Cash Consideration set forth in Section 1.3(a)(ii) above to Seller by wire transfer of immediately available funds to the bank account of Seller’s Attorney-At-Law described on Exhibit L;
                     (xxvii) Subject to Section 5.11, all consents, waivers, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Entity or any third party, including a party to any agreement with Seller, required in connection with the completion of any of the transactions contemplated by this Agreement or the Related Agreements (as such term is defined in Section 2.3(ii)), the execution of this Agreement, the Closing or the performance of any of the terms and conditions hereof shall have been obtained, made and complied with on or before Closing; and
                    (xxviii) In accordance with Section 5.10, Seller shall deliver to Purchaser (A) a pay off letter as of December 31, 2004 issued by Toronto-Dominion Bank providing the amount necessary to satisfy the Bank Loan and (B) wire instructions provided by Toronto-Dominion Bank.
                    (xxix) Subject to Section 5.11, Seller shall deliver to Purchaser evidence that the Seller has (A) amended its privacy policy to contemplate the transfer of Personal Information (as such term is defined in Section 2.24(b)) and (B) emailed the members of its Panel (as defined in Section 2.24(a)) to inform them of such amendment and their right to unsubscribe from the Panel.
     1.9 Parent and Purchaser’s Conditions Precedent.
          (a) The obligations of Purchaser and Parent to complete the purchase of the Assets under this Agreement is subject to satisfaction of, or compliance with, at or before the Closing Date, each of the following conditions precedent (each of which is acknowledged to be inserted for the exclusive benefit of Purchaser and Parent and may be waived in writing by them in whole or in part):
                      (i) All of the representations and warranties of Seller and each Seller Party made in or pursuant to this Agreement shall be true and correct at the Closing Date and with the same effect as if made at and as of the Closing Date, without giving effect to any supplement to the Seller Disclosure Schedule and Purchaser and Parent shall have received a certificate, in the form attached hereto as Exhibit M, of Seller and the Seller Parties confirming the truth and correctness of the representations and warranties of Seller and the Seller Parties (the “Seller Closing Certificate”).
                      (ii) Seller and the Seller Parties shall have performed or complied with, in all respects, all its obligations, covenants and agreements under this Agreement, including all of the obligations set forth in Section 1.8(b) above applicable to Seller and each Seller Party.
                      (iii) There shall be no injunction or restraining order issued preventing, and no pending or threatened Claim against any party hereto by any Person, for the purpose of enjoining or preventing the consummation of the transactions contemplated in this Agreement or otherwise claiming that this Agreement or the consummation of such transactions is improper or would give rise to proceedings under any Laws.
                      (iv) No material damage by fire or other hazard to the Assets shall have occurred prior to the Closing Date.
                      (v) No Laws shall have been enacted, introduced or announced which may materially and adversely affect the Business.
                      (vi) There shall be no Material Adverse Effect (as defined in the introductory paragraphs of Article II) since the date of this Agreement.
          (b) If any of the foregoing conditions in this Section 1.9 has not been fulfilled by Closing, Purchaser and Parent may terminate this Agreement by written notice to Seller, in which event Purchaser and Parent are released from all obligations under this Agreement without penalty. Purchaser and Parent may waive compliance with any condition in whole or in part if they so elect in their sole discretion, without prejudice to their rights of termination in the event of non-fulfillment of any other condition, in whole or in part, or to their rights to recover damages for breach of any representation, warranty, covenant or condition contained in this Agreement.
     1.10 Seller’s Conditions Precedent.
          (a) The obligations of Seller and the Seller Parties to complete the sale of the Assets under this Agreement is subject to satisfaction of, or compliance with, at or before the Closing Date, each of the following conditions precedent (each of which is acknowledged to be inserted for the exclusive benefit of Seller and the Seller Parties and may be waived in writing by them in whole or in part):
                    (i) All of the representations and warranties of Parent and Purchaser made in or pursuant to this Agreement shall be true and correct at the Closing Date and with the same effect as if made at and as of the Closing Date, without giving effect to any supplement to the Parent Disclosure Schedule and Seller and the Seller Parties shall have received a certificate of Parent and Purchasers, in the form attached hereto as Exhibit N, confirming the truth and correctness of the representations and warranties of Parent and Purchaser (the “Parent Closing Certificate”).
                    (ii) Parent and Purchaser shall have performed or complied with, in all respects, all its obligations, covenants and agreements under this Agreement, including all of the obligations set forth in Section 1.8(b) above applicable to Parent and Purchaser.
                    (iii) There shall be no injunction or restraining order issued preventing, and no pending or threatened Claim against any party hereto by any Person, for the purpose of enjoining or preventing the consummation of the transactions contemplated in this Agreement or otherwise claiming that this Agreement or the consummation of such transactions is improper or would give rise to proceedings under any Laws.
                    (iv) There shall be no Parent Material Adverse Effect (as defined in the introductory paragraphs of Article IV) since the date of this Agreement.

          (b) If any of the foregoing conditions in this Section 1.10 has not been fulfilled by Closing, Seller may terminate this Agreement by written notice to Parent, in which event Seller and the Seller Parties are released from all obligations under this Agreement without penalty. Seller and the Seller Parties may waive compliance with any condition in whole or in part if they so elect in their sole discretion, without prejudice to their rights of termination in the event of non-fulfillment of any other condition, in whole or in part, or to their rights to recover damages for breach of any representation, warranty, covenant or condition contained in this Agreement.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF
SELLER AND THE SELLER PARTIES
     For purposes of these representations and warranties, the expression, “to the best of the Seller’s Knowledge”, “to the Knowledge of the Seller” or similar expressions means the actual knowledge of Jeff Hohner or shall mean the constructive knowledge that Jeff Hohner would have had after making due inquiry regarding the relevant matter regardless of whether he made such inquiry, and the expression “to the best of the Seller Party’s Knowledge”, “to the Knowledge of the Seller Party” or similar expressions means the actual knowledge of that Seller Party or shall mean the constructive knowledge that the Seller Party would have had after making due inquiry regarding the relevant matter regardless of whether he made such inquiry. For the purposes of this Article II, “Material Adverse Effect” shall mean a material adverse effect on the Business, Assets, condition (financial or otherwise), prospects or results of operations of Seller.
     The Seller and each Seller Party hereby jointly and severally represent and warrant to Parent and Purchaser, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section and paragraph numbers) supplied by Seller and the Seller Parties to Parent and Purchaser (the “Seller Disclosure Schedule”) and dated as of the date hereof, that on the date hereof and as of the Closing Date as though made at the Closing Date, as follows (except that the representations and warranties made as of a specified date will be true and correct as of such date):
     2.1 Organization and Qualification of Seller; Residence of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the Province of Ontario, Canada. Seller has the corporate power to own, use, license and lease its properties and assets, and to carry on its business as presently conducted. Seller is duly qualified to do business and in good standing as an extra-provincial or foreign corporation in each jurisdiction described in Section 2.1 of the Seller Disclosure Schedule in which the failure to be so qualified would have a Material Adverse Effect. Seller has delivered a true and complete copy of its Articles of Incorporation and By-laws, each as amended to date, to Parent. The operations now being conducted by Seller are not now and have never been conducted by Seller under any other name. Seller is not a non-resident of Canada for the purposes of the Income Tax Act (Canada).
     2.2 Subsidiaries. Seller does not have and has never had any subsidiaries or Affiliates and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in,

or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business.
     2.3 Authority
                    (i) All corporate action required to be taken by the board of directors and stockholders of Seller in order to authorize Seller to enter into the Agreement and any Related Agreements (as defined in Section 2.3(ii)) and to transfer the Assets at the Closing has been taken. All action on the part of the officers of Seller necessary for the execution and delivery of the Agreement and any Related Agreements (as defined in Section 2.3(ii)), the performance of all obligations of Seller under the Agreement and any Related Agreements to be performed as of the Closing, and the delivery of the Assets has been taken. The Agreement and any Related Agreements, when executed and delivered by Seller, shall constitute valid and legally binding obligations of Seller enforceable against Seller in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by Laws relating to the availability of specific performance, injunctive reliefer or other equitable remedies; or (iii) as limited by the Limitations Act, 2002 (Ontario).
                    (ii) All corporate action required to be taken by the board of directors of each Seller Party in order to authorize the Seller Party to enter into the Agreement and any Related Agreements and to transfer the Assets at the Closing has been taken. All action on the part of the officers of each Seller Party necessary for the execution and delivery of the Agreement and any Related Agreements, the performance of all obligations of each Seller Party under the Agreement and any Related Agreements to be performed as of the Closing, and the delivery of the Assets has been taken. The Agreement and any Related Agreements, when executed and delivered by the Seller Party, shall constitute valid and legally binding obligations of the Seller Party enforceable against that Seller Party in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance on other Laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies; or (iii) as limited by the Limitations Act, 2002 (Ontario). The “Related Agreements” shall mean all such ancillary agreements to be executed and delivered in connection with the transactions contemplated hereby, including, without limitation, the Noncompetition Agreement, the Hohner Employment Agreement and the Restricted Stock Agreement.
     2.4 No Conflict. Except as set forth in the Seller Disclosure Schedule, the execution and delivery of this Agreement and any Related Agreements to which seller or any Seller Party is a party do not, and, the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation-or loss of any-benefit under (i) any provision of the Articles of Incorporation and By-laws of Seller and each Seller Party, (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession,’franchise or license to which Seller, a Seller Party or any of their properties or assets are subject, or (iii) any Law applicable to Seller, a Seller Party or their respective properties or assets’(any such event, a “Conflict”), that has had or would have a Material Adverse Effect.

     2.5 Consents. Except as set forth in the Seller Disclosure Schedule or as set forth in Section 5.11, no consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, provincial, county, local or other foreign governmental authority, instrumentality, agency or commission (“Governmental Entity”) or any third party, including a party to any agreement with Seller (so as not to trigger any Conflict), is required by or with respect to Seller in connection with the execution and delivery of this Agreement and any Related Agreements to which Seller is a party or the consummation of the transactions contemplated hereby and thereby.
     2.6 Seller Financial Statements. Section 2.6 of Seller Disclosure Schedule sets forth (i) Seller’s balance sheet as of May 31,2004 and the related statement of income for the twelve month period then ended prepared on a review engagement basis; (ii) Seller’s unaudited balance sheet as of December 13, 2004 (the “Current Balance Sheet”) and the related unaudited statement of income for the period June 2004 through December 13, 2004 ((i) and (ii) collectively, the “Seller Financials”); and (iii) a reasonable estimate of the Estimated Net Working Capital statement as of the Closing Date based on the Seller Financials. The Seller Financials are true and correct in all material respects, present fairly the financial condition and operating results of Seller, and have been prepared in accordance with Canadian generally accepted accounting principles (“GAAP”).
     2.7 No Undisclosed Liabilities. Seller does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP (the “Liabilities”), which will result in an Encumbrance on the Assets.
     2.8 Tax Matters.
          (a) Definition of Taxes. For the purposes of this Agreement,
                    (i) “Tax” or collectively “Taxes” includes any taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Entity, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all license, franchise and registration fees and all employment insurance, health insurance and Canada, Québec and other government pension plan premiums or contributions.; and
                    (ii) “Tax Returns” includes all returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed by Law in respect of Taxes.

          (b) There has been no failure of Seller to duly and timely pay all Taxes, including all installments on account of Taxes for the current year, that are due and payable by it.
          (c) There are no proceedings, investigations, audits or Claims (as defined herein) now pending or to the best of the Seller’s Knowledge, threatened against Seller in respect of any Taxes, and there are no matters under discussion, audit or appeal with any Governmental Entity relating to Taxes, which will result in an Encumbrance on the Assets. For the purposes of this Agreement, “Claims” shall mean claims, demands, actions, suits, causes of action, assessments or reassessments, charges, judgments, debts, liabilities, expenses, costs, damages or losses, including loss of value, professional fees and all costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing.
          (d) Seller has duly and timely withheld all Taxes and other amounts required by Law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account or benefit of any Person, including any Employees, officers or directors and any non-resident Person), and has duly and timely remitted to the appropriate Governmental Entity such Taxes and other amounts required by Law to be remitted by it.
          (e) Seller has duly and timely collected all amounts on account of any sales or transfer taxes, including goods and services, harmonized sales and provincial or territorial sales taxes, required by Law to be collected by it and has duly and timely remitted to the appropriate Governmental Entity any such amounts required by Law to be remitted by it.
     2.9 Restrictions on Business Activities. There is no agreement (non-compete or otherwise), commitment, judgment, injunction, order or decree to which Seller is a party or otherwise binding upon Seller which has or may have the effect of prohibiting or materially impairing any business practice of Seller, any acquisition of property (tangible or intangible) by Seller or the conduct of business by Seller. Without limiting the foregoing, Seller has not entered into any agreement under which Seller is restricted from selling, licensing or otherwise distributing any of its technology or products to or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.
     2.10 Title of Properties; Absence of Encumbrances; Sufficiency of Assets.
          (a) For the purposes of this Agreement, “Encumbrance,” or collectively “Encumbrances,” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), except as set forth in the Articles of Incorporation of the Seller.
          (b) Seller owns no real property, nor has it ever owned any real property. Section 2.10(b) of Seller Disclosure Schedule sets forth a list of all real property currently leased by Seller relating to the Business, the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the aggregate annual rental and/or other fees payable under any such lease. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default). All of the real property currently leased by Seller is in good operating condition and repair, is maintained in a manner consistent with standards generally followed with respect to similar properties, and is otherwise suitable for the conduct of the business as presently conducted.
          (c) Except as set forth in the Seller Disclosure Schedule, Seller has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of the Assets, free and clear of any Encumbrances, except as reflected in the Current Balance Sheet and except for Encumbrances for Taxes not yet due and payable and such imperfections of title and Encumbrances, if any, which, individually or in the aggregate, are not material in character, amount or extent, and which do not detract from the value, or interfere with the present use, of the property subject thereto or affected thereby.
          (d) Section 2.10(d) of Seller Disclosure Schedule lists all material items of equipment owned or leased by Seller relating to the Business (the “Equipment”) and such Equipment is (i) sufficient for the conduct of the Business of Seller as currently conducted and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.
          (e) The Assets (i) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate Seller’s Business in the manner presently operated by Seller and (ii) include all of the operating assets of Seller.
     2.11 Proprietary Assets.
          (a) For the purposes of this Agreement,
                    (i) “Intellectual Property” shall mean all intellectual property rights, whether registered or not, owned or used or held by Seller for use in, or relating to the operation of, the Business including Seller’s Recruitment Technology, Survey Engine, Online Charts, Auto Mailer, Mass Mailing, XML Web Service, FocusSite Technology, Data Management Tools and Web Panel Management Tools described on Section 2.11(a)(i) of the Seller Disclosure Schedule as well as all (A) issued patents, inventions, pending applications for patents, and patents which may be issued from current applications (including divisionals, reissues, renewals, re-examinations, continuations, continuations in part and extensions; (B) trade-marks, trade-names, brands, business names, Uniform Resource Locators, domain names, telephone, telecopy and email addresses, web sites, designs, graphics, commercial symbols and indicia of origin, and any goodwill associated therewith; and (C) copyright.
                    (ii) “Technical Information” means all know-how and related technical knowledge owned or used or held by Seller for use in, or in respect of the operation of, the Business, including (A) trade secrets, confidential information and other proprietary know-how; (B) public information and non-proprietary know-how; (C) information of a scientific, technical, financial or business nature regardless of its form; and (D) documented research, forecasts, studies, marketing plans, budgets, market data, developmental, demonstration or engineering work and drawings, blueprints, patterns, plans, flow charts, parts lists, manuals or records.
                    (iii) “Proprietary Assets” means all Intellectual Property and Technical Information.
           (b) Section 2.11(b) of Seller Disclosure Schedule contains an accurate and complete list of (i) all Intellectual Property which have been registered, or for which applications of registration has been filed and (ii) all Contracts related to the Proprietary Assets. Seller owns or holds sufficient legal rights to the Proprietary Assets as necessary for its Business as now conducted, without any infringement of the rights of others. There are no outstanding options, licenses or agreements of any kind granted to a third party relating to the Proprietary Assets, nor is Seller bound by or a party to any options, licenses or agreements of any kind with respect to Intellectual Property of any other Person other than such licenses or agreements arising from the purchase of “off the shelf” or standard products.
          (c) Seller has not received any communication alleging that Seller has violated or, by conducting its Business as presently conducted, would breach, violate, infringe or interfere any rights of any other Person. Seller is not aware that any of its employees is obligated under any Contract, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to Seller or that would conflict with Seller’s Business as presently conducted.
          (d) To the best of Seller’s Knowledge, neither the execution nor delivery of this Agreement, nor the carrying on of Seller’s Business by the Employees of Seller, nor the conduct of Seller’s Business as presently conducted, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any employee is now obligated, that has had or would have a Material Adverse Effect.
          (e) Seller does not utilize in its Business as presently conducted, any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by Seller, except for inventions, trade secrets or proprietary information that have been assigned to Seller.
          (f) Seller has no knowledge of any facts or circumstances that would render any Proprietary Asset invalid or unenforceable.
          (g) Each of the Proprietary Assets is free of and clear of any Encumbrances, except for non-exclusive licenses granted to customers in the ordinary course of business.
          (h) To the best of the Seller’s Knowledge, no Person is infringing or misappropriating any of Seller’s Proprietary Assets.
          (i) Seller has taken all commercially reasonable steps that are reasonably required to protect Seller’s rights in its Technical Information or confidential information or trade secrets provided by any other Person to Seller.

     2.12 Agreements. Contracts and Commitments. Section 2.12 of Seller Disclosure Schedule contains a complete and accurate list, and Seller has delivered to Parent, true and complete copies of each material agreement, contract, covenant, instrument, lease, license or commitment to which Seller is a party or by which it is bound relating to the Business, including, without limitation, all employment agreements (each, a “Contract” and collectively, the “Contracts”). Seller is in compliance with and has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of Contract, the breach, violation or default of which has had or would have a Material Adverse Effect, nor is Seller nor any Seller Party aware of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both. Section 2.12 of the Seller Disclosure Schedule also denotes each Contract that needs consent from the other party thereto to assign such contract to Purchaser. Each Contract is a valid and binding agreement of Seller, is in full force and effect, and, to the best of the Seller’s Knowledge, is not subject to any default thereunder by any party obligated to Seller pursuant thereto.
     2.13 Interested Party Transactions. To the best of Seller’s Knowledge, no officer, director or stockholder of Seller (nor any ancestor, sibling, descendant or spouse of any of such Persons in which any of such Persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services, products, technology or intellectual property that Seller furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to Seller any goods or services or (iii) a beneficial interest in any Contract; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “interest in any entity” for purposes of this Section 2.13.
     2.14 Compliance with Laws. Seller has complied with, is not in violation of, and has not received any notices of violation with respect to, any applicable law (including common law), statute, by-law, rule, regulation, order, ordinance, protocol, code, guideline, treaty, policy, notice, direction, decree and judicial, arbitral, administrative, ministerial or departmental judgment, award or requirement of any Governmental Entity (each a “Law” and collectively, “Laws”) relating to the Business, the non-compliance of which has had or would have a Material Adverse Effect.
     2.15 Governmental Authorization. Section 2.15 of the Seller Disclosure Schedule accurately lists each consent, license, permit, grant or other authorization issued to Seller by a Governmental Entity (i) pursuant to which Seller currently operates or holds any interest in any of their properties related to the Business or (ii) which is required for the operation of the Business or the holding of any such interest (herein collectively called “Seller Authorizations”). Seller Authorizations, if any, are in full force and effect and constitute all Seller Authorizations required to permit Seller to operate or conduct its Business or hold any interest in its Assets.
     2.16 Litigation.
          (a) Section 2.16(a) of the Seller Disclosure Schedule sets forth, with respect to any pending or threatened action, suit, proceeding or investigation related to the Business, the forum, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedy requested. Other than as disclosed in Section 2.16(a) of the Seller Disclosure Schedule, there is no action, suit or proceeding of any nature pending or to Seller’s Knowledge, threatened against Seller, its Assets or any of its officers or directors, in their respective capacities as such; and Seller does not have Knowledge of any facts or circumstances that would reasonably be expected to give rise to any action or proceeding against, relating to, or affecting Seller or any of its Assets. To Seller’s Knowledge, there is no investigation pending or threatened against Seller, its assets or properties or any of its officers or directors, in their respective capacities as such by or before any Governmental Entity. No Governmental Entity has at any time challenged or questioned the legal right of Seller to engage in its Business as presently conducted or to manufacture, offer or sell any of its products in the present manner or style thereof.
     (b) Seller has delivered to Parent all responses of counsel for Seller to auditors’ requests for information (together with any updates provided by such counsel) regarding actions or proceedings pending or threatened against, relating to or affecting the Business, if any.
     2.17 Accounts Receivable; Accounts Payable.
          (a) Section 2.17(a) of the Seller Disclosure Schedule contains an accurate and complete list of all accounts receivable of Seller (“Accounts Receivable”) as of December 13, 2004 relating to the Business along with a range of days elapsed since invoice. All Accounts Receivable of Seller arose from bona fide sales transactions in the ordinary course of business and are collectible except to the extent of reserves therefor set forth in the Current Balance Sheet and the Updated Current Balance Sheet. Except as disclosed in Section 2.17(a) of the Seller Discloser Schedule, no Person has any Encumbrance on any of such Accounts Receivable and no request or agreement for deduction or discount has been made with respect to any of such Accounts Receivable.
          (b) Section 2.17(b) of the Seller Disclosure Schedule contains an accurate and complete list of all accounts payable of Seller (the “Accounts Payable” ) as of December 13, 2004.
          (c) Section 2.17(c) of the Seller Disclosure Schedule contains an accurate and complete list of all deferred revenue if any, and all work in progress (“Deferred Revenue and Work In Progress”) as of December 13, 2004, with a description of steps remaining to complete such work in progress.
     2.18 Books and Records. The books of account and financial records of Seller, all of which have been made available to Purchaser and Parent, are complete and accurate and have been maintained in accordance with sound business practices.
     2.19 Environmental Matters.
          (a) Hazardous Material. Seller has not: (i) operated any underground storage tanks at any property that Seller has at any time owned, operated, occupied or leased; or (ii) illegally released any material amount of any pollutant, contaminant, waste of any nature, hazardous substance, hazardous material, toxic substance, prohibited substance, dangerous substance or dangerous good as defined, judicially interpreted or identified in any Laws including without limitation any asbestos or asbestos-containing material (a “Hazardous Material”). No Hazardous Materials are present, as a result of the deliberate actions of Seller, or, to Seller’s Knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Seller has at any time owned, or leased.
          (b) Hazardous Materials Activities. Seller has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any Law in effect on or before December 13, 2004, nor has Seller disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as “Hazardous Materials Activities”) in violation of any Law related to Hazardous Materials or Hazardous Materials Activities (collectively, “Environmental Laws”) in effect on or before December 13, 2004 to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.
          (c) Permits. Seller currently holds all environmental approvals, permits, licenses, clearances and consents (the “Environmental Permits”) necessary for the conduct of Seller’s Hazardous Material Activities and other businesses of Seller as such activities and businesses are currently being conducted.
          (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to Seller’s Knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of Seller. To the Seller’s Knowledge, there is no fact or circumstance which could involve Seller in any environmental litigation or impose upon Seller any material environmental liability.
     2.20 Brokers’ and Finders’ Fees; Third Party Expenses. Except for the contingent commission payable to GMP Securities Ltd. (the “Broker’s Fee”), Seller has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. Seller shall be solely responsible for the Broker’s Fee and shall fully indemnify Parent and Purchaser for any Claims by GMP Securities Ltd. against Parent or Purchaser related to such Broker’s Fee.
     2.21 Employment Matters; Collective Agreements; Pension and Other Benefit Plans.
          (a) For the purposes of this Agreement,
                    (i) “Benefit Plans” shall mean plans, arrangements, agreements, programs, policies, practices or undertakings, whether oral or written, formal or informal, funded or unfunded, registered or unregistered to which Seller is a party or by which Seller is bound or under which Seller has, or will have, any liability or contingent liability, relating to: (A) all benefits relating to retirement or retirement savings including pension plans, pensions or supplemental pensions, “registered retirement savings plans” (as defined in the Income Tax Act (Canada)), “registered pension plans” (as defined in the Income Tax Act (Canada)) and “retirement compensation arrangements” (as defined in the Income Tax Act (Canada)) (“Pension Plans”); (B) plans in the nature of insurance plans, providing for employment benefits relating to disability or wage or benefits continuation during periods of absence from work (including, short term disability, long term disability, workers compensation and maternity and parental leave), and any and all employment benefits relating to hospitalization, healthcare, medical or dental treatments or expenses, life insurance, accidental death and dismemberment insurance, death or survivor’s benefits and supplementary employment insurance, in each case regardless of whether or not such benefits are insured or self-insured; or (C) plans in the nature of compensation plans, which means all employment benefits relating to bonuses, incentive pay or compensation, performance compensation, deferred compensation, profit sharing or deferred profit sharing, share purchase, share option, stock appreciation, phantom stock, vacation or vacation pay, sick pay, severance or termination pay, employee loans or separation from service benefits, or any other type of arrangement providing for compensation or benefits additional to base pay or salary; or (D) with respect to any of its Employees or former employees of the Business (or any spouses, dependants, survivors or beneficiaries of any such Employees or former employees), directors or officers, individuals working on contract with the Seller relating to the Business or other individuals providing services to the Seller relating to the Business of a kind normally provided by employees or eligible dependants of such Person, excluding statutory Benefit Plans which Seller is required to comply with, including the Canada Pension Plans and plans administered pursuant to applicable health tax, workers’ compensation and unemployment insurance legislation.
                    (ii) “Collective Agreements” means collective agreements and related documents including all benefit agreements, letters of understanding, letters of intent and other written communications with bargaining agents or trade unions relating to the Employees or contractors, by which Seller is bound or which impose any obligations upon Seller or set out the understanding of the parties with respect to the meaning of any provisions of such collective agreements.
                    (iii) “Employees” shall mean those individuals employed or retained by Seller, on a full-time, part-time or temporary basis, relating to the Business, including those employees of the Business on disability leave, parental leave or other absence.
                    (iv) “Employment Contract” shall mean Contracts, whether oral or written, relating to an Employee, including any communication or practice relating to an Employee which imposes any obligation on Seller.
                    (v) “Occupational Health and Safety Laws” shall mean all Laws relating in full or in part to the protection of employees or worker health and safety.
                    (vi) “Person” shall mean any individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, Governmental Entity, and where the context requires any of the foregoing when they are acting as trustee, executor, administrator or other legal representative
                    (vii) “Remedial Orders” shall mean any administrative complaint, direction, order or sanction issued, filed or imposed by any Governmental Entity pursuant to any Environmental Laws and includes any order requiring any remediation or clean-up of any Hazardous Material, or requiring that any release or any other activity be reduced, modified or eliminated.

          (b) Section 2.21(b) of the Seller Disclosure Schedule sets forth a complete list of all Employees as of the date hereof, together with their titles, service dates and material terms of employment, including current wages, salaries or hourly rate of pay, benefits, vacation entitlement, commissions and bonus (whether monetary or otherwise) or other material compensation paid since the beginning of the most recently completed fiscal year or payable to each such Employee, the date upon which any such term of employment became effective if it became effective in the 12 month period prior to the Closing Date and the date upon which each such Employee was first hired by Seller. No Employee is on short-term or long-term disability leave, parental leave, extended absence or receiving benefits pursuant to the Workplace Safety and Insurance Act (Ontario) or similar worker’s compensation legislation in other provinces.
          (c) There are no Employment Contracts which are not terminable on the giving of notice in accordance with applicable Law, nor are there any management agreements, retention bonuses or Employment Contracts providing for cash or other compensation or benefits upon the consummation of the transactions contemplated by this Agreement, except as may be required under applicable Law. Except as disclosed in Section 2.21(c) of the Seller Disclosure Schedule, there are no contracts for services with independent contractors or consultants, either written or oral. The independent contractors identified on Section 2.21(c) of the Seller Disclosure Schedule are independent contractors at Law and not employees.
          (d) Except for the Benefit Plans set forth in Section 2.21 (m) of the Seller Disclosure Schedule, there are no employment policies or plans, which are binding upon Seller.
          (e) The Business has been and is being operated in material compliance with all Laws relating to employees, including employment standards, Occupational Health and Safety Laws, workers compensation, human rights, labor relations, and pay equity. Seller has materially complied with applicable pay equity legislation. There have been no Claims nor, to the Knowledge of Seller, are there any threatened complaints under such employment-related Laws against Seller in respect of the Business.
          (f) There are no outstanding Claims or complaints nor, to the Knowledge of Seller, are there any threatened Claims or complaints, against Seller pursuant to any Laws relating to Employees, including employment standards, human rights, labor relations, Occupational Health and Safety Laws, workers compensation, pay equity. To the Knowledge of Seller, no event or circumstance has occurred which might lead to a Claim or complaint against Seller under any such Laws. There are no outstanding decisions, orders or settlements or pending settlements which place any obligation upon Seller to do or refrain from doing any act.
          (g) Seller has made available to Purchaser for review, all inspection reports under the Occupational Health and Safety Act (Ontario) relating to the Business, if any. There are no outstanding inspection orders made under the Occupational Health and Safety Act (Ontario) relating to the Business. Seller is operating in material compliance with all Occupational Health and Safety Laws, including but not limited to the Workplace Hazardous Materials Information System (WHMIS) relating to the Business. To the Knowledge of Seller, there are no pending or threatened charges against the Business under Occupational Health and Safety Laws relating to the Business. There have been no fatal or critical accidents which might lead to charges under Occupational

Health and Safety Laws. To the Knowledge of Seller, there are no materials present in the Business, exposure to which may result in an industrial disease as defined in the Workplace Safety and Insurance Act (Ontario). Seller has complied in all respects with any Remedial Orders issued under Occupational Health and Safety Laws, if any. There are no appeals of any Remedial Orders under Occupational Health and Safety Laws relating to the Business which are currently outstanding.
          (h) Seller is not a party, either directly or by operation of law, to any collective agreement, letter of understanding, letter of intent or other written communication with any bargaining agent, trade union or association which would qualify as a trade union, which would apply to any Employees or any contractors.
          (i) To the Knowledge of Seller, there are no threatened or apparent union organizing activities involving any Employees or contractors.
          (j) Seller is not required to register and remit employer premiums pursuant to the Workplace Safety and Insurance Act (Ontario).
          (k) Section 2.21(m) of the Seller Disclosure Schedule sets forth a complete list of the Benefit Plans. Current and complete copies of all written Benefit Plans or, where oral, written summaries of the material terms thereof, have been provided or made available to Purchaser together with current and complete copies of all documents relating to the Benefit Plans, including, as applicable, (i) all documents establishing, creating or amending any of the Benefit Plans; (ii) all trust agreements and funding agreements; (iii) all insurance contracts, investment management agreements, subscription and participation agreements; (iv) all financial statements and accounting statements and reports, and investment reports for each of the last four years and the four most recent actuarial reports; (v) all reports, statements, annual information returns or other returns, filings and material correspondence with any regulatory, authority in the last four years; (vi) all legal opinions, consultants’ reports and correspondence relating to the administration or funding of any Benefit Plan or the use of the funds held under such plans; (vii) all booklets, summaries, manuals and written communications of a general nature distributed or made available by the Seller to any Employees or former employees concerning any Benefit Plan; (viii) a copy of the most recent letter of confirmation or registration of the Pension Plans pursuant to any Laws; and (ix) a copy of any statement of investment policies and goals prepared in respect of the Pension Plans, whether or not such statement has been filed with the applicable Governmental Entity.
          (l) All obligations to or under the Benefit Plans (whether pursuant to the terms thereof or any Laws) have been satisfied, and there are no outstanding defaults or violations thereunder by Seller or. to the Knowledge of Seller, any default or violation by any other party to any Benefit Plan.
          (m) All employer or employee payments, contributions and premiums required to be remitted, paid to or in respect of each Benefit Plan have been paid or remitted in a timely fashion in accordance with its terms and all Laws, and no Taxes, penalties or fees are owing or exigible under any Benefit Plan.

          (n) No material changes have occurred in respect of any Benefit Plans since the date of the most recent financial, accounting, actuarial or other report, as applicable, issued in connection with any Benefit Plan, which could reasonably be expected to adversely affect the relevant report (including rendering it misleading in any material respect).
          (o) None of the Benefit Plans provide benefits beyond retirement or other termination of service to Employees or former employees or to the beneficiaries or dependants of such employees, or such benefits have been properly accrued on the Seller Financials. None of the Benefit Plans require or permit a retroactive increase in premiums or payments, or require additional premiums or payments or termination of the Benefit Plan or any insurance contract relating thereto, and the level of insurance reserves, if any, under any insured Benefit Plan is reasonable and sufficient to provide for all incurred but unreported claims.
     2.22 Customers. Section 2.22 of the Seller Disclosure Schedule identifies, and provides a breakdown of the revenues received from each customer or major operating group within a customer, or other Person that accounted for more than $25,000 of the gross revenues of Seller since January 1, 2004 (the “Major Customers”). Seller has not received any notice (written or oral) from any Major Customer stating that such Customer will (i) cease doing business with Seller or (ii) significantly reduce the volume of its business with Seller. To the Knowledge of Seller, none of the Major Customers listed on Section 2.22 of the Seller Disclosure Schedulers threatened with bankruptcy or insolvency.
     2.23 Warranties; Indemnities. Seller has not given any warranties or indemnities relating to products or technology sold or licensed or services rendered by Seller other than those contained in the Contracts.
     2.24 Personal Information.
          (a) As of December 1, 2004, Seller’s survey panel is comprised of no less than 225,000 distinct email addresses related to the Business and contained in a database (the “Panel”). Each individual has joined the Panel voluntarily and has opted in by virtue of (i) completing an online registration form and (ii) clicking on a link emailed to such individual to activate such individual’s membership. By joining, all members of the Panel have been informed that they may participate in online marketing research surveys (which include email surveys), but members have no obligation to participate in any particular survey and may elect to unsubscribe at any time. The demographic and statistical information provided by Seller to Purchaser regarding the Panel and its members, to the best of Seller’s Knowledge, is true and accurate in all material respects.
          (b) Seller has a written privacy policy which governs its collection, use and disclosure of information in the possession of Seller about an identifiable individual, but does not include the name, title or business address or business telephone number of an Employee (“Personal Information”) and which complies in all material respects with the industry guidelines applicable to the Business, and, with regard to the Personal Information, Seller is in compliance in all material respects with such privacy policy and all applicable Canadian federal, provincial and local Laws relating, in full or in part, to the protection of personally identifiable information.

          (c) To the best of Seller’s Knowledge, the exercise of one or more Panel member’s right to unsubscribe from the Panel pursuant to Section 5.11 will not have a Material Adverse Effect.
     2.25 Location of Assets. Section 2.25 of the Seller Disclosure Schedule is an accurate and complete listing of the locations of the Assets.
     2.26 Complete Copies of Materials. Seller has delivered or made available true and complete copies of each document (or summaries of same, if such summaries are deemed acceptable by Parent) that has been requested by Parent or its counsel.
     2.27 Representations Complete. None of the representations or warranties made by Seller (as modified by the Seller Disclosure Schedule), nor any statement made in any Schedule or certificate furnished by Seller pursuant to this Agreement, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER RELATED TO SECURITY LAW
     Seller and each Shareholder (each, a “Holder”) represents and warrants, severally and not jointly, to Parent and Purchaser as of the date hereof and as of the Closing Date as though made at the Closing Date as follows:
     3.1 Not a U.S. Person. Holder is not a U.S. Person, within the meaning of Regulation S of the Security Act of 1933, as amended (the “Securities Act”) (see 17 C.F.R. § 230.902(k)) as presently in effect, and is not acquiring the Parent Common Stock under this Agreement for the account of or benefit of any U.S. Person.
     3.2 Accredited Investor. Holder is and shall be after giving effect to the transactions herein, an “accredited investor” as that term is defined in Rule 45-501 of the Ontario Securities Commission.
     3.3 Purchase Entirely for Own Account. The Parent Common Stock will be acquired for investment for Holder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Holder has no present intention of selling, granting any participation in, or otherwise distributing the same. Holder further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Parent Common Stock.
     3.4 Disclosure of Information. Holder has had an opportunity to ask questions and receive answers from Parent and Purchaser regarding the terms and conditions of the transactions contemplated hereunder and the business, properties, prospects and financial condition of Parent. It understands that an investment in the securities may involve a high degree of risk. Holder has sought such accounting, legal and tax advice as it considered necessary to make any informed investment decision with respect to the acquisition of the Parent Common Stock.

     3.5 Investment Experience. Holder acknowledges that it is able to fend for itself, can bear the economic risk of this investment, and has such knowledge and experience in financial or business matters that Holder is capable of evaluating the merits and risks of the investment in the Parent Common Stock.
     3.6 Restricted Securities. Holder understands that the Parent Common Stock it is receiving is characterized as “restricted securities” under United States securities laws inasmuch as they are being acquired from Parent in a transaction not involving a public offering and that under such laws and applicable regulations such Parent Common Stock may be resold without registration under the Act, only in certain limited circumstances. In addition, Holder represents that Holder is familiar with Regulation S of the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Holder understands that no public market presently exists for the Parent Common Stock, and that there are no assurances that any such market will be created. Holder agrees not to engage in hedging transactions with regard to the Parent Common Stock unless in compliance with the Securities Act.
     3.7 Further Limitations on Disposition. Without in any way limiting the above, Holder further agrees not to make any disposition of all or any portion of the Parent Common Stock except in compliance with the Restricted Stock Agreement.
     3.8 Legends. The certificate or certificates evidencing the Parent Common Stock to be issued by Parent hereunder shall bear appropriate legends, as set forth in the Restricted Stock Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER
     For purposes of these representations and warranties, the expression, “to the best of the Purchaser’s Knowledge”, “to the Knowledge of the Purchaser”, “to the best of the Parent’s Knowledge” or “to the Knowledge of the Parent” or similar expressions means the actual knowledge of Magid Abraham or Sheri Huston or shall mean the constructive knowledge that Magid Abraham or Sheri Huston would have had after making due inquiry regarding the relevant matter regardless of whether they made such inquiry. For the purposes of this Article IV, “Parent Material Adverse Effect” shall mean a material adverse effect on the business, assets, condition (financial or otherwise), prospects or results of operations of Parent or Purchaser.
     Each of the Parent and Purchaser jointly and severally represents and warrants to each of the Seller and the Seller Parties subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section and paragraph numbers) supplied by Parent to Seller (the “Parent Disclosure Schedule”) and dated as of the date hereof, that on the date hereof and as of the Closing Date as though made at the Closing Date as follows, as follows (except that the representations and warranties made as of a specified date will be true and correct as of such date):
     4.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, United States of America.

Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Province of Ontario, Canada. Each of Parent and Purchaser has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a Parent Material Adverse Effect or a material adverse effect on the ability of Parent and Purchaser to consummate the transactions contemplated hereby. Parent and Purchaser have each delivered a true and complete copy of each of their Articles of Incorporation and By-Laws, each as amended to date, to Seller.
     4.2 Authority. Parent and Purchaser have all requisite corporate power and authority to enter into this Agreement and each of the Related Agreements to which they are a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Related Agreements to which either Parent and Purchaser is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Parent and Purchaser. This Agreement and each of the Related Agreements to which either Parent or Purchaser is a party have been duly executed and delivered by Parent and Purchaser, as appropriate and constitute the valid and binding obligations of Parent and Purchaser, enforceable in accordance with their respective terms.
     4.3 Capital Structure; Parent Common Stock
          (a) The authorized capital stock of Parent as of the date hereof is as follows:
               (i) 73,673,224 shares of Preferred Stock, (A) 9,187,500 of which have been designated Series A Preferred, all of which are issued and outstanding, (B) 3,535,386 of which have been designated Series B Preferred Stock 3,479,241 of which are issued and outstanding (C) 13,355,052 of which have been designated Series C Preferred Stock, 13,236 018 of which are issued and outstanding, (D) 357,144 of which have been designated Series C-l Preferred Stock all of which are issued and outstanding, (E) 22,238,042 of which have been designated Series D ‘ Preferred Stock, 21,564,020 of which are issued and outstanding, and (F) 25,000,000 of which have been designated Series E Preferred Stock, 24,005,548 of which are issued and outstanding
               (ii) 125,000,000 shares of Common Stock, of which 16,107,939 shares are issued and outstanding.
               (iii) Parent has reserved (A) 10,683,140 shares of Common Stock for issuance upon the conversion of the Series A Preferred, (B) 7,013,717 shares of Common Stock for issuance upon the conversion of the outstanding Series B Preferred and the Series B Preferred issuable upon exercise of outstanding warrants, (C) 20,116,886 shares of Common Stock for issuance upon the conversion of the outstanding Series C Preferred and the Series C Preferred issuable upon exercise of outstanding warrants, (D) 423,730 shares of Common Stock for issuance upon the conversion of the outstanding Series C-l Preferred, (E) 24,462,803 shares of Common Stock for issuance upon the conversion of the outstanding Series D Preferred and the Series D Preferred issuable upon exercise of outstanding warrants, (F) 24,245,548 shares of Common Stock for issuance upon the conversion of the outstanding Series E Preferred and the Series E Preferred issuable upon exercise of outstanding warrants, (G) 19,760,284 shares of its Common Stock for issuance pursuant to the Company’s Stock Option Plan, of which options to purchase approximately 18,255,000 shares have been granted and are outstanding, (H) 56,245 shares of Series B Preferred for issuance pursuant to outstanding warrants, (I) 61,765 shares of Series C Preferred for issuance pursuant to outstanding warrants, (J) 190,363 shares of Series D Preferred for issuance pursuant to outstanding warrants, (K) 240,000 shares of Series E Preferred for issuance pursuant to outstanding warrants, and (L) 242,100 shares of Common Stock for issuance pursuant to outstanding warrants.
               (iv) All issued and outstanding shares of Parent have been duly authorized and validly issued, are fully paid and non-assessable, and were issued in compliance with (i) all applicable state and federal laws concerning the issuance of securities; (ii) the articles, by-laws, constating documents or any resolutions of the Purchaser or any amendments thereto or restatements thereof, or (iii) the provisions of any agreement, arrangement or understanding pursuant to which the Parent is a party or by which it is bound.
          (b) The Parent Common Stock to be issued to Seller pursuant to this Agreement will be upon issuance duly authorized, validly issued, fully paid and nonassessable, free and clear of all Encumbrances, and not subject to (i) any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Delaware General Corporation Law or Parent’s certificate of incorporation; or (ii) issued in violation of (A) any applicable state and federal laws concerning the issuance of securities; (B) the articles, by-laws, constating documents or any resolutions of the Parent or any amendments thereto or restatements thereof, or (C) the provisions of any agreement, arrangement or understanding pursuant to which the Parent is a party or by which it is bound.
          (c) Purchaser is a wholly-owned subsidiary of Parent.
     4.4 Financial Information. Parent has provided to Seller the unaudited consolidated and consolidating balance sheet and statement of income for year ended January 30, 2004 and year to date ended on October 31,2004 (collectively, the “Parent Statements”). The Parent Statements are true and correct in all material respects and have been prepared in accordance with United States generally accepted accounting principles (“US GAAP”) applied on a consistent basis throughout the periods indicated and with each other, except the unaudited financial statements are subject to the absence of footnotes otherwise required. The Parent Financial Statements present fairly the financial condition and operating results of Parent as of the dates and for the periods indicated therein, except for normal year-end adjustments, which will not be material in amount or significance. Parent maintains a standard system of accounting established and administered in accordance with US GAAP.
     4.5 No Conflict. The execution and delivery of this Agreement and any Related Agreements to which the Parent and Purchaser are a party do not, and, the consummation of the transactions contemplate hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation and Bylaws of the Parent or Purchaser, (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which the Parent or Purchaser or any of its properties or assets are subject (the “Parent Contracts”), or (iii) any Law applicable to the Parent or Purchaser or their respective properties or assets, that has had or would have a Parent Material Adverse Effect.
4.6	Relationship with Third Parties. To the Knowledge of each of the Purchaser and Parent, no party to a Parent Contract has any intention to change its relationship or any material terms upon which it will conduct business with the Purchaser or Parent, as the case may be, that would have a Parent Material Adverse Effect. There has been no material interruption to or material discontinuation in any material arrangements or material relationships reflected in the Parent Contracts.

4.7	Changes. Since October 31, 2004, to the Knowledge of each of the Purchaser and Parent, there has not been:
(i)	any change in the assets, liabilities, financial condition or operating results of the Purchaser or Parent, as the case may be, except changes in the ordinary course of business that have not caused, in the aggregate, a Parent Material Adverse Effect;

(ii)	any damage, destruction or loss, whether or not covered by insurance, that would have a Parent Material Adverse Effect;

(iii)	any waiver or compromise by the Purchaser or Parent of a valuable right or of a material debt owed to it would not have a Parent Material Adverse Effect;

(iv)	any satisfaction or discharge of any Encumbrance or payment of any obligation by the Purchaser or Parent, except in the ordinary course of business and the satisfaction or discharge of which would not have a Parent Material Adverse Effect;

(v)	any material change to a Parent Contract or agreement by which the Purchaser or Parent or any of its assets is bound or subject, other than changes which have not caused, in the aggregate, a Material Adverse Effect;

(vi)	any resignation or termination of employment of any executive officer of the Purchaser or Parent;

(vii)	any Encumbrance created by the Purchaser or Parent with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Purchaser or Parent’s ownership or use of such property or assets, that would have a Parent Material Adverse Effect;

(viii)	any declaration, setting aside or payment or other distribution in respect of any of the Purchaser Common Stock or any direct or indirect redemption purchase, or other acquisition of any of such Purchaser Common Stock, as the case may be, by Purchaser;

(ix)	any sale, assignment or transfer of any intellectual property rights that could reasonably be expected to result in a Parent Material Adverse Effect;

(x)	receipt of notice that there has been a loss of, or material order cancellation by, any major supplier distributor, consignor, licensor or licensee of the Purchaser or Parent that has resulted in a Parent Material Adverse Effect;

(xi)	any other event or condition of any character, other than events affecting the economy or the industry of Parent or Purchaser generally, that could reasonably be expected to result in a Parent Material Adverse Effect; or

(xii)	any arrangement or commitment by Purchaser or Parent to do any of the things described in this Section 4.7.
     4.8 Litigation. There is no litigation, action, suit, proceeding of any nature or governmental investigation pending or, to the Knowledge of Parent or Purchaser, threatened against Parent or Purchaser or affecting any of Parent’s or Purchaser’s properties or assets or any of its officers or directors, in their respective capacities as such and to the Parent’s and Purchaser’s Knowledge, there is no investigation pending or threatened against Parent or Purchaser, its assets or properties or any of its officers or directors, in their respective capacities as such that would have a Parent Material Adverse Effect. To Parent’s and Purchaser’s Knowledge, no Governmental Entity has at any time challenged or questioned the legal right of Parent or Purchaser to engage in its business as presently conducted or to manufacture, offer or sell any of its products in the present manner or style thereof.
     4.9 Compliance with Laws. Parent and Purchaser has complied with, is not in violation of, and has not received any notices of violation with respect to, any applicable Law, except where failure to comply would not have a Parent Material Adverse Effect.
     4.10 Brokers’ and Finders’ Fees. Neither Parent nor Purchaser has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby.
     4.11 No Undisclosed Liabilities. Parent and Purchaser do not have any liabilities, indebtedness, obligations, expenses, claims, deficiencies, guaranties or endorsements of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with US GAAP), which individually or in the aggregate, exceeds $250,000 in value and has not been reflected in the Parent Statements.
     4.12 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party, including a party to any agreement with Seller (so as not to trigger any Conflict), is required by or with respect to the Parent or Purchaser in connection with the execution and delivery of this Agreement and any Related Agreements to which the Parent or Purchaser is a party or the consummation of the transactions contemplated hereby and thereby.
     4.13 Representations Complete. None of the representations or warranties made by Purchaser or Parent (as modified by the Parent Disclosure Schedule), nor any statement made in any

Schedule or certificate furnished by Purchaser or Parent pursuant to this Agreement, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.
ARTICLE V
ADDITIONAL AGREEMENTS
     5.1 Confidentiality. Seller and the Seller Parties agree that the information or knowledge relating to this Agreement, or obtained in any investigation related to this transaction, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, or the confidential and proprietary information of Seller transferred hereunder, shall be considered confidential information and shall not be disclosed to any Person other than professional advisors, without the prior written consent of Parent.
     5.2 Change Seller’s Name. Forthwith following the completion of the purchase and sale of the Assets under this Agreement, Seller shall discontinue use of the name “SurveySite Inc.”, except where legally required to identify Seller until its name has been changed to another name. Seller shall deliver at Closing articles of amendment to change the corporate name of Seller to another name not including the word “SurveySite” and otherwise not confusingly similar to its present name. Seller shall file such articles of amendment with the applicable Governmental Entity immediately following the Closing.
     5.3 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, all fees and expenses incurred in connection with the transactions contemplated by this Agreement including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.
     5.4 Employees.
          (a) Seller shall be responsible for all notice of termination, severance and other obligations including entitlement to benefit coverage, stock options or incentive compensation to the Employees arising out of their termination of employment with Seller if such Employees are terminated prior to the Closing Date or elect not to accept Purchaser’s offer or employment.
          (b) Purchaser shall offer employment effective from the Closing Date, to those Employees who are now actively engaged in the Business on such terms and conditions, including salary and benefits, substantially similar to the terms and conditions currently available to the Employees or as otherwise agreed to by Seller and Purchaser. All communications with Employees relating to continued employment shall be mutually agreed upon by Seller and Purchaser.
          (c) Purchaser shall have a period of 120 days to review and evaluate those Employees (other than Hohner and the Designated Employees) who accept Purchaser’s offer of employment and should Purchaser decide to terminate any of those such Employees during the 120-day evaluation period subject to the immediately following sentence, Purchaser and Seller shall share equally all reasonable costs and expenses in connection with the termination of each such Employee unless such termination is part of a company-wide work force reduction or a company-wide lay off by Purchaser (the Seller’s portion of such expense is referred to hereafter as the “Seller’s Portion of the Employee Expense”). If a court, tribunal, administrative agency or other similar body determines that there was bad faith by Purchaser in the manner of termination of any such Employees and awards additional damages based on that finding, then Seller shall not be liable for all or any portion of such additional damages.
     5.5 Additional Documents and Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting the consummation of this Agreement and the transactions contemplated hereby. In addition, Seller agrees to promptly forward to Purchaser any checks remitted to Seller for Accounts Receivable transferred to Purchaser hereunder.
     5.6 Sales and Transfer Taxes. Subject to Section 5.7 below, Purchaser shall pay directly to the appropriate Governmental Entity all sales and transfer Taxes, registration charges and transfer fees, other than the goods and services tax and harmonized sales tax imposed under Part IX of the Excise Tax Act (Canada), payable in respect of the purchase and sale of the Assets under this Agreement and, upon the reasonable request of the Seller, the Purchaser shall furnish proof of such payment.
     5.7 Goods and Services Tax and Harmonized Sales Tax Election. Purchaser and Seller shall jointly elect, under subsection 167(1) of Part IX of the Excise Tax Act (Canada), and any equivalent or corresponding provision under any applicable provincial or territorial legislation imposing a similar value added or multi-staged tax, that no tax be payable with respect to the purchase and sale of the Assets under this Agreement. Purchaser and Seller shall make such election(s) in prescribed form containing prescribed information and Purchaser shall file such election(s) in compliance with the requirements of the applicable legislation. If, notwithstanding the foregoing election, Seller is required to collect and remit any amount of goods and services or harmonized sales Tax in respect of the purchase and sale of the Assets, Purchaser shall pay such Tax to Seller upon Seller’s written request with appropriate documentation.
     5.8 Conduct of Business Prior to Closing. During the period from the date of this Agreement to the Closing Date, Seller shall: (a) conduct the Business in the ordinary course; (b) use all reasonable efforts to main good relations with the Employees, its customers and suppliers; (c) continue in full force all insurance policies maintained by Seller in respect to the Business and give all notices and present claims under all insurance policies in a timely fashion; (d) comply with all Laws affecting the operation of the Business; (e) use reasonable commercial efforts to ensure compliance with the terms and covenants of Section 1.9 and Article 5; and (f) Seller and the Seller Parties shall not take any actions that would constitute a breach of the representations, warranties or agreements of Seller or a Seller Party contained in this Agreement.

     5.9 Access for Investigation. During the period from the date of this Agreement to the Closing Date, Seller will afford Parent, Purchaser and their legal counsel, accountants, advisors, representatives, affiliates and prospective lenders and investors full and free access to its personnel, properties, contracts, books and records, and all other documents and data; and Parent and Purchaser will afford Seller and Seller’s legal counsel, accountants, advisors, representatives, affiliates and prospective lenders and investors reasonable access to its personnel, properties, contracts, books and records, provided, however, that each party provides the other with reasonable notice and such access is requested for normal business hours.
     5.10 Bank Loan. Seller shall provide to Purchaser at least two (2) business days prior to Closing (i) a pay offer letter issued by Toronto-Dominion Bank providing the amount necessary to satisfy the Bank Loan as of December 31, 2004 and (ii) wire instructions provided by Toronto-Dominion Bank. At Closing, Purchaser shall remit by wire transfer pursuant to the instructions provided by Toronto-Dominion Bank the amount specified on the pay-off letter to satisfy the Bank Loan in full from the Cash Consideration. As soon as possible thereafter, Seller shall deliver to Purchaser and Parent a release and discharge of the Toronto-Dominion Bank security interest. Time is of the essence in performance by Seller of its obligations under this Section 5.10.
     5.11 Amendment of Privacy Policy. By Closing, Seller shall have taken the following steps to obtain the consents required under Seller’s Privacy Policy and applicable federal, provincial and local Laws of Canada to effect the lawful disclosure, transfer and assignment of Personal Information to Purchaser: (i) amend its privacy policy as set forth on Exhibit P hereto to contemplate the transfer of Personal Information; and (ii) email the members of its Panel (as defined in Section 2.24(a)) to inform them of such amendment and their right to unsubscribe from the Panel. By Closing, Seller and Purchaser and Parent shall reasonably agree to the mechanism and timing of the transfer of the Personal Information and such agreement shall be incorporated herein at Closing as Exhibit Q. Upon the transfer of the Personal Information to Purchaser, Purchaser shall abide by Seller’s Privacy Policy as amended in accordance with this Section 5.11.
     5.12 Contracts. Seller will obtain prior to the Closing Date, all necessary consents, waivers and approvals of parties to any Contract as are required thereunder in connection with the transactions contemplated hereby for such Contracts to remain in effect and in good standing without modification after the Closing.
     5.13 Updated Seller Financials.
          (a) Within ten (10) business days of Closing, Seller shall provide Parent and Purchaser, Seller’s unaudited balance sheet as of December 31, 2004 (the “Updated Current Balance Sheet”) and the related unaudited statement of income for the period June 2004 through December 31, 2004 (together with the Updated Current Balance Sheet, the “Updated Seller Financials”). At Closing, Seller shall provide Parent and Purchaser any update to the reasonable estimate of Estimated Net Working Capital statement referenced in Section 2.6. The Updated Seller Financials will be true and correct in all material respects, will present fairly the financial condition and operating results of Seller and will have been prepared in accordance with GAAP. The Updated Seller Financials will only include changes incurred in the ordinary course of business that are not material.

          (b) Within ten (10) business days of Closing, Seller shall provide Parent and Purchaser, accurate and complete lists of updated Accounts Receivable, Accounts Payable and Deferred Revenue and Work In Progress as of the Closing Date.
          (c) Time is of the essence in performance by Seller of its obligations under this Section 5.13.
     5.14 Stock Certificates. Parent shall issue the stock certificates referenced in Section 1.8(b)(xxv) upon the later to occur: (i) the Closing Date and (ii) five (5) business days after Seller directs Parent of the allocation of the shares of Parent Common Stock between Jeff Holdco and Marshall Holdco.
ARTICLE VI
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION
     6.1 Survival of Representations and Warranties. Except as otherwise provided below, all of Seller’s and the Seller Parties’ representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement (each as modified by the Seller Disclosure Schedule) and all of Parent’s and Purchaser’s representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement (each as modified by the Parent Disclosure Schedule) shall survive the Closing Date and continue until the 11:59 p.m. Ontario time on the date which is twenty four (24) months following the date of this Agreement. Sections 2.8, 2.11 and 2.19 shall survive the Closing Date and continue until 11:59 p.m. Ontario time of the last day of the relevant time period set forth in the appropriate statute of limitations and Sections 2.1, 2.3, 4.1, 4.2 and 4.3 shall survive indefinitely.
     6.2 Indemnification.
          (a) Subject to Section 6.2(c), Seller and each Seller Party, jointly and severally, hereby agree to indemnify and hold Parent, Purchaser and their officers, directors, agents, representatives and affiliates harmless for any Claims incurred by Parent, Purchaser, their respective officers, directors, agents, representatives or affiliates (collectively, the “Parent Group Members”) as a result of:
               (i) any inaccuracy or breach of any representation or warranty of the Seller or the Selling Parties contained in this Agreement; or
               (ii) any failure by Seller or a Selling Party to perform or comply with any covenant or agreement contained herein.
          (b) Subject to Section 6.2(c), Parent and Purchaser, jointly and severally, hereby agree to indemnify and hold Seller, each Seller Party and each Shareholder, and their respective officers, directors, agents, representatives and affiliates, (the “Seller Group Members”) harmless for any Claims incurred by a Seller Group Member as a result of

               (i) any inaccuracy or breach of a representation or warranty of Parent or Purchaser contained in this Agreement; or
               (ii) any failure by Parent or Purchaser to perform or comply with any covenant or agreement contained herein.
          (c) The maximum amount of monetary liability of any party with regard to the indemnification or any other obligation of such party contained in this Agreement shall not exceed $ 4,337,938 CAD; provided that this limitation shall not apply to any Liability related to the Broker’s Fee or Seller’s Portion of the Employee Expense.
     6.3 Notice and Determination of Claims.
          (a) If a Parent Group Member or a Seller Group Member believes that it has suffered or incurred any Claim for which indemnity may be sought under this Article VI, such Parent Group Member or Shareholder Group Member, as the case may be (the “Indemnified Person”), shall promptly so notify (the “Claim Notice”) Seller and the Seller Parties or Parent, as the case may be (the “Indemnifying Person”), in writing describing such Claim, the amount thereof, if known, and the method of computation of such Claim, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Claim shall have occurred. The failure by the Indemnified Person to promptly give notice as provided herein shall not relieve any indemnification obligation under this Article VI except to the extent that the Indemnifying Person is materially and directly damaged as a result of such failure to give notice. If any action at law or suit in equity is instituted by or against a third party with respect to which any Indemnified Person intends to claim any liability or expense as a Claim under this Article VI, such Indemnified Person shall promptly notify the Indemnifying Person in writing of such action or suit as specified in this Section 6.3. The Indemnified Person shall use reasonable efforts to minimize any Claim for which indemnification is sought hereunder.
          (b) Within 15 calendar days after the Indemnified Person has delivered any Claim Notice pursuant hereto the Indemnifying Person shall notify the Indemnified Person in writing whether or not the Claim, or the amount thereof, is disputed. If such notice states that the Claim and the amount are not disputed, or the Indemnifying Person fails to deliver any such notice within such 15 calendar day period, the Claim shall be deemed to be in compliance with this Article VI, and shall be immediately forwarded to the Indemnifying Party for payment as set forth in the Claim Notice. If a Claim or the amount thereof is disputed, the amount of indemnification to which an Indemnified Person shall be entitled under this Article VI shall be determined: (i) by the written agreement between the Indemnified Person; or (ii) by arbitration pursuant to Section 7.9; provided, however that no party shall initiate arbitration until 30 calendar days have passed from the time the Indemnifying Person delivered notice that it disputed the Claim Notice pursuant to this Section 6.3(b).
     6.4 Handling of Third-Party Claims.
          (a) In the event of any Claim for indemnification by a party hereto (an “Indemnified Person”) resulting from or in connection with any Claim by a third party (a “Third Party Claim”),

the Indemnified Person shall give such prompt written notice of the Third Party Claim to Parent or Seller and the Seller Parties, as the case may be (the “Indemnifying Person”) as soon as reasonably practicable after such Indemnified Person has actual knowledge thereof; provided, however, that the failure by the Indemnified Person to give prompt notice as provided herein shall not relieve the Indemnifying Person of any indemnification obligation under this Article VI except to the extent that the Indemnifying Person is materially prejudiced as a result of such failure to give prompt notice. Subject to the rights of or duties to any insurer or other third party having potential liability therefor, the Indemnifying Person shall have the right, upon written notice given to the Indemnified Person within 30 calendar days after receipt of the notice from the Indemnified Person of any Third Party Claim, to assume the defense or handling of such Third Party Claim, at the Indemnifying Person’s sole expense, in which case the provisions of Section 6.4(b) shall govern.
          (b) The Indemnifying Person shall defend or handle the same in consultation with the Indemnified Person and shall keep the Indemnified Person timely apprised of the status of such Third Party Claim. The Indemnifying Person shall not, without the prior written consent of the Indemnified Person, agree to a settlement of any Third Party Claim, which consent shall not be unreasonably withheld, conditioned or delayed. The Indemnified Person shall cooperate with the Indemnifying Person and shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel and at its own expense.
          (c) If the Indemnifying Person does not give written notice to the Indemnified Person pursuant to Section 6.4(a) within 30 calendar days after receipt of the notice from the Indemnified Person of any Third Party Claim of the Indemnifying Person’s election to assume the defense or handling of such Third Party Claim, the provisions of this Section 6.4(c) shall govern. In this case, the Indemnified Person may, at the Indemnifying Person’s expense (which shall be paid from time to time by the Indemnifying Person as such expenses are incurred by the Indemnified Person), select counsel in connection with conducting the defense or handling of such Third Party Claim and defend or handle such Third Party Claim in such manner as it may deem appropriate; provided, however that the Indemnified Person shall keep the Indemnifying Person timely apprised of the status of such Third Party Claim and shall not settle such Third Party Claim without the prior written consent of the Indemnifying Person, which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnified Person defends or handles such Third Party Claim, the Indemnifying Person shall cooperate with the Indemnified Person and shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel and at its own expense.
     6.5 Set-Off. Parent and Purchaser shall have the right, but not the obligation, to collect, or hold back, indemnification from Seller or the Seller Parties by offsetting the Contingent Consideration, any amounts due and owing pursuant to the Put Right (as defined in the Restricted Stock Agreement) or any other amounts due and owing from Purchaser or Parent to Seller and/or the Selling Parties, if any, upon the terms and subject to the conditions contained in this Agreement. Notwithstanding the foregoing, the aggregate amount that may be collected or held back pursuant to this Section 6.5 shall not exceed twenty-five percent (25%) of the Consideration, as adjusted pursuant to Section 1.4.
     6.6 Stock Indemnification. Seller and each Seller Party, at its sole discretion, may elect to satisfy any indemnification obligation under this Article VI by forefeiture of Parent Common Stock,

each of which, for the purposes of this Section 6.6, shall be valued at the greater of (i) such Parent Common Stock Fair Market Value (as calculated in accordance with Exhibit O) and (ii) $3.30 CAD.
     6.7 Exclusive Remedy. This Article VI shall be the exclusive remedy for breaches of this Agreement (including any covenant, obligation, representation or warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement) or otherwise in respect of the transactions contemplated hereby.
ARTICLE VII
GENERAL PROVISIONS
     7.1 Notices
          All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice), with notice to be deemed effective when personally delivered, three business days after mailing or one business day after transmittal by facsimile.
(a) if to Parent or Purchaser to:
comScore Network, Inc.
11465 Sunset Hills Road, Suite 200
Reston, Virginia 20190
Attention: Chief Financial Officer
Telephone No.: (703) 438-2000
Facsimile No.: (703) 438-2051
     with a copy to:
comScore Network, Inc.
11465 Sunset Hills Road, Suite 200
Reston, Virginia 20190
Attention: Corporate Counsel
Telephone No.: (703) 438-2000
FacsimileNo.: (650) 438-2350
     (b) if to Seller to:
SurveySite Inc.
90 Sheppard Avenue East, Suite 100
Toronto, Ontario M2N 3A l
Attention: Jeff Hohner
Telephone No.: (416) 642-1006
Facsimile No.: (416) 642-1007
¦ .

     with a copy to:
Goodmans LLP
Barristers & Solicitors
250 Yonge Street, Suite 2400
Toronto, Ontario M5B 2M6
Attention: Neil Sheehy
Telephone No.: (416) 597-4229
Facsimile No.: (416) 979-1234
     (c) if to Hohner or 954253 Ontario Inc. to:
52 Parkhurst Boulevard
Toronto, Ontario M4G 2C9
Attention: Jeff Hohner
Telephone No.: (416) 642-1006
Facsimile No.: (416) 642-1007
     with a copy to:
Goodmans LLP
Barristers & Solicitors
250 Yonge Street, Suite 2400
Toronto, Ontario M5B 2M6
Attention: Neil Sheehy
Telephone No.: (416) 597-4229
Facsimile No.: (416) 979-1234
     (d) if to Rice or Rice and Associates Advertising Consultants Inc. to:
308 Hidden Trail
Toronto, Ontario M2R 3R8
Attention: Marshall Rice
Telephone No.: (416) 663-1866
Facsimile No.: (416) 642-1007

with a copy to:
Goodmans LLP
Barristers & Solicitors
250 Yonge Street, Suite 2400
Toronto, Ontario M5B 2M6
Attention: Neil Sheehy
Telephone No.: (416) 597-4229
Facsimile No.: (416) 979-1234
     7.2 Amendment and Waiver. No modification, amendment or waiver of any provision of this Agreement shall be effective unless in writing and signed by the party to be charged. No failure or delay by either party in exercising any right, power, or remedy under this Agreement shall operate as a waiver of any such right, power or remedy. No waiver that may be given by a party will be applicable except in the specific instance for which it is given.
     7.3 Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     7.4 Counterparts and Facsimile Signature. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be signed using facsimile transmission.
     7.5 Entire Agreement; Assignment. This Agreement, the Related Agreements, the schedules and Exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, including the Letter of Intent dated November 1, 2004; (b) are not intended to confer upon any other Person (including, without limitation, the Designated Employees) any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided, except that Parent and Purchaser may assign their respective rights and delegate their respective obligations hereunder to their respective affiliates upon the prior written consent of Seller, not to be unreasonably withheld or delayed. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.
     7.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes of is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
     7.7 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.
     7.8 Governing Law. This Agreement is a contract made under and shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario and each party irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of this Agreement may be brought in the Courts of Ontario; (ii) consents to the jurisdiction of any such court in any such suit, action or proceeding; and (iii) waives any objection which such party may have to the laying of venue of any such suit, action or proceeding in any such court.
     7.9 Arbitration. The parties hereto agree to submit any dispute with respect to the Draft Working Capital Statement under Section 1.4 or the right to receive indemnification and the amount thereof under Article VI to arbitration in accordance with this Section 7.9. The arbitration shall be carried out in accordance with the Arbitration Act (Ontario). The arbitration shall take place in the City of Toronto, in the Province of Ontario through the services provided by the ADR Chambers. The arbitration tribunal shall consist of one (1) arbitrator from ADR Chambers, provided such arbitrator is a former judge of the Superior Court of Justice, Ontario. The arbitration shall be completed within sixty (60) days of the appointment of the arbitrator, provided that a decision or award made after expiration of such sixty (60) day period shall not be invalid. Each party agrees to cooperate fully with the other and with the arbitrator to ensure that the arbitration can be completed within such sixty (60) day period. The decision of the arbitrator shall be final and binding, and shall not be subject to appeal, whether with respect to matters of fact or law, or with respect to assignment of responsibility for the costs of arbitration.
     7.10 Waiver of Trial By Jury. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
     7.11 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
     7.12 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of Ontario this being in addition to any other remedy to which they are entitled at law or in equity.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, Parent, Purchaser, Seller and the Seller Parties have caused this Agreement to be executed and delivered as of the date first above written.

PARENT:		SELLER:

COMSCORE NETWORKS, INC.		SURVEYSITE INC.

By:	/s/ Magid Abraham	By:	/s/ Jeffrey Hohner
	Name: Magid Abraham		Name: Jeffrey Hohner
	Title: President		Title: President

PURCHASER:		SELLER PARTIES:

COMSCORE CANADA, INC.		954253 ONTARIO INC.

By:	/s/ Magid Abraham	By:	/s/ Jeffrey Hohner
	Name: Magid Abraham		Name: Jeffrey Hohner
	Title: President		Title: President

RICE AND ASSOCIATES ADVERTISING
CONSULTANTS INC.

		By:	/s/ Marshall Rice

Name: Marshall Rice
Title: President

JEFFREY HOHNER

/s/ Jeffrey Hohner

MARSHALL RICE

/s/ Marshall Rice